EXHIBIT 99.1

For Immediate Release

February 21, 2024

Company Contact: Brent Maedl Director, Corporate Finance & Investor Relations brent.maedl@broadstone.com 585.382.8507

Broadstone Net Lease Announces 2023 Results and its Healthcare Portfolio Simplification Strategy

VICTOR, N.Y. – Broadstone Net Lease, Inc. (NYSE: BNL) (“BNL”, the “Company”, “we”, “our”, or “us”), today announced its operating results for the year and quarter ended December 31, 2023, and its healthcare portfolio simplification strategy.

MANAGEMENT COMMENTARY

“I am incredibly proud of our 2023 results, which we were able to deliver despite significant economic headwinds and capital market volatility through the year. We thoughtfully navigated a challenging environment by intentionally focusing on portfolio composition and quality which we believe will be the catalyst for increasing shareholder value as markets stabilize,” said John Moragne, BNL’s Chief Executive Officer. “We employed a disciplined and selective approach to all aspects of our investment cycle: intentionally evading risk and creatively sourcing investment opportunities that were created by the distressed lending environment and complementary to our core competencies and asset classes; maintaining a high quality portfolio of diversified properties with strong operating metrics; pruning tenant credit risk and lease rollover risk through selective dispositions with attractive spreads to redeployment yields; and maintaining a fortified investment grade balance sheet with low leverage at 5.0x, no material debt maturities until 2026, and ample liquidity to capitalize on additional investment opportunities. As a result, we were able to achieve $1.41 per share of AFFO, in line with the midpoint of our guidance range.”

FULL YEAR 2023 HIGHLIGHTS

INVESTMENT ACTIVITY
•
We completed investments totaling $165.6 million, including $97.2 million in development fundings, $42.8 million in revenue generating capital expenditures, and $25.6 million in new property acquisitions. The revenue generating capital expenditures and new property acquisitions had a weighted average initial cash capitalization rate of 7.2%, lease term of 15.5 years, and annual rent increase of 1.8%.
•
In 2023 and through the date of this release, we sold 14 properties for gross proceeds of $200.1 million at a weighted average cash capitalization rate of 6.0% on tenanted properties. The gross proceeds represented a $35.0 million gain over original purchase price.
•
Subsequent to year-end, we invested an additional $12.3 million in development fundings and $3.0 million in revenue generating capital expenditures. As of the date of this release, we have $97.1 million of acquisitions under control, $98.9 million of commitments to fund developments, and $6.8 million of commitments to fund revenue generating capital expenditures with existing tenants.
•
Subsequent to year end, we executed contracts to sell 37 clinical, surgical, and traditional medical office building (“MOB”) properties for approximately $253.0 million at a weighted average cash capitalization rate of 7.9%. The agreed upon sales price represents a gain of $0.8 million over their original purchase price. See Healthcare Portfolio Simplification Strategy section below for additional information.

OPERATING RESULTS
•
Collected 99.8% of base rents due for the year for all properties under lease.
•
Portfolio was 99.4% leased based on rentable square footage, with only two of our 796 properties vacant and not subject to a lease at year end.
•
Incurred $39.4 million of general and administrative expenses, inclusive of $6.0 million of stock-based compensation and $1.6 million of severance and executive transition costs.
•
Generated net income of $163.3 million, or $0.83 per share.
•
Generated adjusted funds from operations (“AFFO”) of $277.7 million, or $1.41 per share, in-line with the midpoint of our guidance range.

CAPITAL MARKETS ACTIVITY
•
Ended the year with total outstanding debt of $1.9 billion, Net Debt of $1.9 billion, and a Net Debt to Annualized Adjusted EBITDAre ratio (“Leverage Ratio”) of 5.0x.
•
At December 31, 2023, had $909.6 million of capacity on our Revolving Credit Facility.
•
At December 31, 2023, had $145.4 million of capacity remaining on our at-the-market common equity offering (“ATM Program”).
•
On March 14, 2023, our board of directors approved a $150.0 million common stock repurchase program. We did not repurchase any shares under the Repurchase Program during the year.
•
Declared dividends of $1.12 in 2023, representing a 3.7% increase over prior year.
•
At its February 16, 2024, meeting, our Board of Directors declared a quarterly dividend of $0.285 per common share and OP Unit to holders of record as of March 29, 2024, payable on or before April 15, 2024.

FOURTH QUARTER 2023 HIGHLIGHTS

INVESTMENT ACTIVITY
•
During the fourth quarter, we invested $64.1 million in three industrial properties and two restaurant properties, including $47.9 million in both new and existing development fundings and $16.2 million in revenue generating capital expenditures. Revenue generating capital expenditures had a weighted average initial cash capitalization rate of 7.5%, lease term of 12.7 years, and annual rent increase of 1.5%.
•
During the fourth quarter, we sold five properties for gross proceeds of $16.5 million at a weighted average cash capitalization rate of 6.7%, representing a $5.3 million gain over their original purchase price.

OPERATING RESULTS
•
Collected 99.2% of base rents due for the fourth quarter for all properties subject to a lease. Outstanding base rents relate solely to Green Valley Medical Center, whereby rents were scheduled to commence in October 2023.
•
Incurred $9.4 million of general and administrative expenses, inclusive of $1.4 million of stock-based compensation and $0.2 million of severance and executive transition costs.
•
Generated net income of $6.8 million, or $0.03 per diluted share.
•
Generated AFFO of $71.3 million, or $0.36 per share.

HEALTHCARE PORTFOLIO SIMPLIFICATION STRATEGY

Subsequent to quarter end, we made the strategic decision to sell our clinically-oriented healthcare properties, furthering our focus on core net lease assets in the industrial, retail, and restaurant sectors. The assets identified for sale are not customarily included in single tenant net lease portfolios and include clinical, surgical, and traditional MOB properties. These types of assets generally have shorter lease durations, greater landlord responsibilities, longer potential downtime upon lease maturity, and in some cases, greater potential challenges with tenants. The characteristics of these assets can make them attractive for a dedicated healthcare property investor and manager, but those same characteristics can make them challenging in the net lease space.

In total, we have identified 75 healthcare assets for sale that account for approximately 11% of total annualized base rent (“ABR”) with proceeds expected to be redeployed into our core industrial, retail, and restaurant assets. On a proforma basis as of December 31, 2023, the sale of all clinically-oriented healthcare properties will reduce our healthcare assets from 17.6% to 7.5% of our portfolio based on ABR, and our scheduled healthcare lease maturities through 2030 by 76.2%.

Of the properties identified for sale, we have executed contracts on 37 healthcare properties for approximately $253.0 million at a weighted average cash capitalization rate of 7.9%, representing a $0.8 million gain over original purchase price. The properties represent approximately $19.9 million or 5.1% of our December 31, 2023 ABR, 28.7% of our healthcare portfolio, and have a weighted average remaining lease term of 4.7 years. We anticipate the transactions will close during the first quarter of 2024. The remaining healthcare properties identified for sale are in varying stages of sales efforts.

Following the sales, the remaining assets in our healthcare portfolio will consist of consumer-centric medical properties that are customary for many publicly-traded net lease REITs, examples of which include plasma, dialysis, and veterinary services; assets with real estate fundamentals critical to the tenant’s business and little to no regulatory risk. Refer to our fourth quarter 2023 investor presentation for more detailed information regarding our healthcare portfolio simplification strategy.

As part of our healthcare portfolio simplification strategy, we made the decision to sell Green Valley Medical Center after the tenant failed to pay rent since October 2023 as the result of not meeting certain operational thresholds, and we are actively marketing the property through the date of this release. The decision resulted in us recognizing approximately $26.4 million of impairment during the quarter, and the tenant’s unpaid rents represent the only outstanding rents of our 99.2% quarterly rent collections. The tenant is responsible for all ongoing property costs under the terms of the lease.

In reference to BNL’s healthcare portfolio simplification strategy, John Moragne, BNL’s Chief Executive Officer, said, “As I’ve highlighted in recent quarters, we continue to focus more heavily on net lease industrial assets, while continuing to have deep conviction in net lease retail and restaurant assets, and have taken a hard look at property types that don’t fit within our investment thesis, particularly clinical, surgical, and traditional medical office building assets. Tenant bankruptcies, hands-on property management, heavier landlord responsibilities and costs, and messaging complexity in these properties has been an unnecessary distraction from our otherwise prudent and successful capital allocations. Our healthcare portfolio simplification strategy is an extension of our focus on portfolio quality and evolution, which we believe will result in meaningful value creation for investors.”

SUMMARIZED FINANCIAL RESULTS

	For the Year Ended		For the Three Months Ended
(in thousands, except per share data)	December 31, 2023	December 31, 2022	December 31, 2023	September 30, 2023	December 31, 2022
Revenues	$442,888	$407,513	$105,000	$109,543	$112,135

Net income, including non-controlling interests	$163,312	$129,475	$6,797	$52,145	$36,773
Net earnings per share - diluted	$0.83	$0.72	$0.03	$0.26	$0.20

FFO	$298,622	$273,730	$69,443	$75,478	$71,718
FFO per share	$1.52	$1.52	$0.35	$0.39	$0.39

Core FFO	$298,883	$267,265	$75,275	$74,754	$70,527
Core FFO per share	$1.52	$1.48	$0.38	$0.38	$0.38

AFFO	$277,725	$252,173	$71,278	$69,958	$65,585
AFFO per share	$1.41	$1.40	$0.36	$0.36	$0.36

Diluted Weighted Average Shares Outstanding	196,315	180,201	196,373	196,372	183,592

FFO, Core FFO, and AFFO are measures that are not calculated in accordance with accounting principles generally accepted in the United States of America (“GAAP”). See the Reconciliation of Non-GAAP Measures later in this press release.

REAL ESTATE PORTFOLIO UPDATE

As of December 31, 2023, we owned a diversified portfolio of 796 individual net leased commercial properties with 789 properties located in 44 U.S. states and seven properties located in four Canadian provinces, comprising approximately 38.3 million rentable square feet of operational space. As of December 31, 2023, all but two of our properties were subject to a lease, and our properties were occupied by 220 different commercial tenants, with no single tenant accounting for more than 4.1% of ABR. Properties subject to a lease represent 99.4% of our portfolio's rentable square footage. The ABR weighted average lease term and ABR weighted average annual minimum rent increase, pursuant to leases on properties in the portfolio as of December 31, 2023, was 10.5 years and 2.0%, respectively.

BALANCE SHEET AND CAPITAL MARKETS ACTIVITIES

As of December 31, 2023, we had total outstanding debt of $1.9 billion, Net Debt of $1.9 billion, and a Leverage Ratio of 5.0x. We had $909.6 million of available capacity on our revolving credit facility as of year end, and have no material debt maturities until 2026.

We did not raise any equity during the quarter and year, and had approximately $145.4 million of capacity remaining on our ATM Program as of December 31, 2023.

DISTRIBUTIONS

At its February 16, 2024, meeting, our board of directors declared a quarterly dividend of $0.285 per common share and OP Unit to holders of record as of March 29, 2024, payable on or before April 15, 2024.

2024 GUIDANCE

For 2024, BNL expects to report AFFO of $1.41 per diluted share.

The guidance is based on the following key assumptions:

(i)
investments in real estate properties between $350 million and $700 million;
(ii)
dispositions of real estate properties between $300 million and $500 million; and
(iii)
total cash general and administrative expenses between $32 million and $34 million.

Our per share results are sensitive to both the timing and amount of real estate investments, property dispositions, and capital markets activities that occur throughout the year.

The Company does not provide guidance for the most comparable GAAP financial measure, net income, or a reconciliation of the forward-looking non-GAAP financial measure of AFFO to net income computed in accordance with GAAP, because it is unable to reasonably predict, without unreasonable efforts, certain items that would be contained in the GAAP measure, including items that are not indicative of the Company’s ongoing operations, including, without limitation, potential impairments of real estate assets, net gain/loss on dispositions of real estate assets, changes in allowance for credit losses, and stock-based compensation expense. These items are uncertain, depend on various factors, and could have a material impact on the Company’s GAAP results for the guidance periods.

CONFERENCE CALL AND WEBCAST

The company will host its fourth quarter earnings conference call and audio webcast on Thursday, February 22, 2024, at 11:00 a.m. Eastern Time.

To access the live webcast, which will be available in listen-only mode, please visit: https://events.q4inc.com/attendee/958546087. If you prefer to listen via phone, U.S. participants may dial: 1-833-470-1428 (toll free) or 1-404-975-4839 (local), access code 822981. International access numbers are viewable here: https://www.netroadshow.com/events/global-numbers?confId=59986.

A replay of the conference call webcast will be available approximately one hour after the conclusion of the live broadcast. To listen to a replay of the call via the web, which will be available for one year, please visit: https://investors.bnl.broadstone.com.

About Broadstone Net Lease, Inc.

BNL is an industrial-focused, diversified net lease REIT that invests in primarily single-tenant commercial real estate properties that are net leased on a long-term basis to a diversified group of tenants. Utilizing an investment strategy underpinned by strong fundamental credit analysis and prudent real estate underwriting, as of December 31, 2023, BNL’s diversified portfolio consisted of 796 individual net leased commercial properties with 789 properties located in 44 U.S. states and seven properties located in four Canadian provinces across the industrial, healthcare, restaurant, retail, and office property types.

Forward-Looking Statements

This press release contains “forward-looking” statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, regarding, among other things, our plans, strategies, and prospects, both business and financial. Such forward-looking statements can generally be identified by our use of forward-looking terminology such as “outlook,” “potential,” “may,” “will,” “should,” “could,” “seeks,” “approximately,” “projects,” “predicts,” “expect,” “intends,” “anticipates,” “estimates,” “plans,” “would be,” “believes,” “continues,” or the negative version of these words or other comparable words. Forward-looking statements, including our 2023 guidance and assumptions, involve known and unknown risks and uncertainties, which may cause BNL’s actual future results to differ materially from expected results, including, without limitation, risks and uncertainties related to general economic conditions, including but not limited to increases in the rate of inflation and/or interest rates, local real estate conditions, tenant financial health, property investments and acquisitions, and the timing and uncertainty of completing these property investments and acquisitions, and uncertainties regarding future distributions to our stockholders. These and other risks, assumptions, and uncertainties are described in Item 1A “Risk Factors” of the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2023, which BNL expects to file with the SEC on February 22, 2024, which you are encouraged to read, and will be available on the SEC’s website at www.sec.gov. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those indicated or anticipated by such forward-looking statements. Accordingly, you are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date they are made. The Company assumes no obligation to, and does not currently intend to, update any forward-looking statements after the date of this press release, whether as a result of new information, future events, changes in assumptions, or otherwise.

Notice Regarding Non-GAAP Financial Measures

In addition to our reported results and net earnings per diluted share, which are financial measures presented in accordance with GAAP, this press release contains and may refer to certain non-GAAP financial measures, including Funds from Operations (“FFO”), Core Funds From Operations (“Core FFO”), Adjusted Funds from Operations (“AFFO”), Net Debt, and Net Debt to Annualized Adjusted EBITDAre. We believe the use of FFO, Core FFO, and AFFO are useful to investors because they are widely accepted industry measures used by analysts and investors to compare the operating performance of REITs. FFO, Core FFO, and AFFO should not be considered alternatives to net income as a performance measure or to cash flows from operations, as reported on our statement of cash flows, or as a liquidity measure, and should be considered in addition to, and not in lieu of, GAAP financial measures. We believe presenting Net Debt to Annualized Adjusted EBITDAre is useful to investors because it provides information about gross debt less cash and cash equivalents, which could be used to repay debt, compared to our performance as measured using Annualized Adjusted EBITDAre. You should not consider our Annualized Adjusted EBITDAre as an alternative to net income or cash flows from operating activities determined in accordance with GAAP. A reconciliation of non-GAAP measures to the most directly comparable GAAP financial measure and statements of why management believes these measures are useful to investors are included below.

Broadstone Net Lease, Inc. and Subsidiaries

Consolidated Balance Sheets

(in thousands, except per share amounts)

	December 31, 2023	December 31, 2022

Assets
Accounted for using the operating method:
Land	$748,529	$768,667
Land improvements	328,746	340,385
Buildings and improvements	3,803,156	3,888,756
Equipment	8,265	10,422
Total accounted for using the operating method	4,888,696	5,008,230
Less accumulated depreciation	(626,597)	(533,965)
Accounted for using the operating method, net	4,262,099	4,474,265
Accounted for using the direct financing method	26,643	27,045
Accounted for using the sales-type method	572	571
Property under development	94,964	—
Investment in rental property, net	4,384,278	4,501,881
Cash and cash equivalents	19,494	21,789
Accrued rental income	152,724	135,666
Tenant and other receivables, net	1,487	1,349
Prepaid expenses and other assets	36,661	64,180
Interest rate swap, assets	46,096	63,390
Goodwill	339,769	339,769
Intangible lease assets, net	288,226	329,585
Total assets	$5,268,735	$5,457,609

Liabilities and equity
Unsecured revolving credit facility	$90,434	$197,322
Mortgages, net	79,068	86,602
Unsecured term loans, net	895,947	894,692
Senior unsecured notes, net	845,309	844,555
Accounts payable and other liabilities	47,534	47,547
Dividends payable	56,869	54,460
Accrued interest payable	5,702	7,071
Intangible lease liabilities, net	53,531	62,855
Total liabilities	2,074,394	2,195,104

Commitments and contingencies

Equity
Broadstone Net Lease, Inc. equity:
Preferred stock, $0.001 par value; 20,000 shares authorized, no shares issued or outstanding	—	—
Common stock, $0.00025 par value; 500,000 shares authorized, 187,614 and 186,114 shares issued and outstanding at December 31, 2023 and 2022, respectively	47	47
Additional paid-in capital	3,440,639	3,419,395
Cumulative distributions in excess of retained earnings	(440,731)	(386,049)
Accumulated other comprehensive income	49,286	59,525
Total Broadstone Net Lease, Inc. equity	3,049,241	3,092,918
Non-controlling interests	145,100	169,587
Total equity	3,194,341	3,262,505
Total liabilities and equity	$5,268,735	$5,457,609

Broadstone Net Lease, Inc. and Subsidiaries

Consolidated Statements of Income and Comprehensive Income

(in thousands, except per share amounts)

	(Unaudited)
	For the Three Months Ended		For the Year Ended
	December 31, 2023	September 30, 2023	December 31, 2023	December 31, 2022
Revenues
Lease revenues, net	$105,000	$109,543	$442,888	$407,513

Operating expenses
Depreciation and amortization	39,278	38,533	158,626	154,807
Property and operating expense	5,995	5,707	22,576	21,773
General and administrative	9,383	10,143	39,425	37,375
Provision for impairment of investment in rental properties	29,801	—	31,274	5,535
Total operating expenses	84,457	54,383	251,901	219,490

Other (expenses) income
Interest income	141	127	512	44
Interest expense	(18,972)	(19,665)	(80,053)	(78,652)
Gain on sale of real estate	6,270	15,163	54,310	15,953
Income taxes	268	(104)	(763)	(1,275)
Other (expenses) income	(1,453)	1,464	(1,681)	5,382
Net income	6,797	52,145	163,312	129,475
Net income attributable to non-controlling interests	(319)	(2,463)	(7,834)	(7,360)
Net income attributable to Broadstone Net Lease, Inc.	$6,478	$49,682	$155,478	$122,115

Weighted average number of common shares outstanding
Basic	186,829	186,766	186,617	169,840
Diluted	196,373	196,372	196,315	180,201
Net earnings per common share
Basic	$0.03	$0.27	$0.83	$0.72
Diluted	$0.03	$0.26	$0.83	$0.72

Comprehensive income
Net income	$6,797	$52,145	$163,312	$129,475
Other comprehensive income
Change in fair value of interest rate swaps	(32,989)	13,943	(17,293)	90,560
Realized loss on interest rate swaps	317	522	1,883	2,514
Comprehensive (loss) income	(25,875)	66,610	147,902	222,549
Comprehensive loss (income) attributable to non-controlling interests	1,215	(3,147)	(7,070)	(12,700)
Comprehensive (loss) income attributable to Broadstone Net Lease, Inc.	$(24,660)	$63,463	$140,832	$209,849

Reconciliation of Non-GAAP Measures

The following is a reconciliation of net income to FFO, Core FFO, and AFFO for the three months ended December 31, 2023 and September 30, 2023 and for the year ended December 31, 2023 and 2022. Also presented is the weighted average number of shares of our common stock and OP Units used for the diluted per share computation:

	For the Three Months Ended		For the Year Ended
(in thousands, except per share data)	December 31, 2023	September 30, 2023	December 31, 2023	December 31, 2022
Net income	$6,797	$52,145	$163,312	$129,475
Real property depreciation and amortization	39,115	38,496	158,346	154,673
Gain on sale of real estate	(6,270)	(15,163)	(54,310)	(15,953)
Provision for impairment on investment in rental properties	29,801	—	31,274	5,535
FFO	$69,443	$75,478	$298,622	$273,730
Net write-offs of accrued rental income	4,161	—	4,458	1,326
Lease termination fees	—	—	(7,500)	(2,469)
Cost of debt extinguishment	—	—	—	(341)
Gain on insurance recoveries	—	—	3	308
Severance and executive transition costs	218	740	1,622	401
Other expenses (income)(1)	1,453	(1,464)	1,678	(5,690)
Core FFO	$75,275	$74,754	$298,883	$267,265
Straight-line rent adjustment	(5,404)	(6,785)	(26,736)	(21,900)
Adjustment to provision for credit losses	—	—	(10)	(5)
Amortization of debt issuance costs	983	983	3,938	3,692
Amortization of net mortgage premiums	—	—	(78)	(104)
Loss on interest rate swaps and other non-cash interest expense	319	522	1,884	2,514
Amortization of lease intangibles	(1,014)	(1,056)	(5,846)	(4,809)
Stock-based compensation	1,401	1,540	5,972	5,316
Deferred taxes	(282)	—	(282)	204
AFFO	$71,278	$69,958	$277,725	$251,969
Diluted WASO(2)	196,373	196,372	196,315	180,201
Net earnings per diluted share(3)	$0.03	$0.26	$0.83	$0.72
FFO per share(3)	0.35	0.39	1.52	1.52
Core FFO per share(3)	0.38	0.38	1.52	1.48
AFFO per share(3)	0.36	0.36	1.41	1.40

1 Amount includes $1.5 million and $(1.4) million of unrealized foreign exchange loss (gain) for the three months ended December 31, 2023 and September 30, 2023, respectively, and $1.7 and $(5.6) million of unrealized foreign exchange loss (gain) for the year ended December 31, 2023 and 2022, primarily associated with our Canadian dollar denominated revolving borrowings.

2 Excludes 493,524 and 506,172 weighted average shares of unvested restricted common stock for the three months ended December 31, 2023 and September 30, 2023, respectively. Excludes 492,046 and 396,383 weighted average shares of unvested restricted common stock for the year ended December 31, 2023 and 2022, respectively.

3 Excludes $0.1 million from the numerator for the three months ended December 31, 2023 and September 30, 2023, respectively, and $0.5 million and $0.4 million from the numerator for the year ended December 31, 2023 and 2022, respectively, related to dividends paid or declared on shares of unvested restricted common stock.

Our reported results and net earnings per diluted share are presented in accordance with GAAP. We also disclose FFO, Core FFO, and AFFO, each of which are non-GAAP measures. We believe the use of FFO, Core FFO, and AFFO are useful to investors because they are widely accepted industry measures used by analysts and investors to compare the operating performance of REITs. FFO, Core FFO, and AFFO should not be considered alternatives to net income as a performance measure or to cash flows from operations, as reported on our statement of cash flows, or as a liquidity measure and should be considered in addition to, and not in lieu of, GAAP financial measures.

We compute FFO in accordance with the standards established by the Board of Governors of Nareit, the worldwide representative voice for REITs and publicly traded real estate companies with an interest in the U.S. real estate and capital markets. Nareit defines FFO as GAAP net income or loss adjusted to exclude net gains (losses) from sales of certain depreciated real estate assets, depreciation and amortization expense from real estate assets, and impairment charges related to certain previously depreciated real estate assets. FFO is used by management, investors, and analysts to facilitate meaningful comparisons of operating performance between periods and among our peers, primarily because it excludes the effect of real estate depreciation and amortization and net gains (losses) on sales, which are based on historical costs and implicitly assume that the value of real estate diminishes predictably over time, rather than fluctuating based on existing market conditions.

We compute Core FFO by adjusting FFO, as defined by Nareit, to exclude certain GAAP income and expense amounts that we believe are infrequently recurring, unusual in nature, or not related to its core real estate operations, including write-offs or recoveries of accrued rental income, lease termination fees, gain on insurance recoveries, cost of debt extinguishments, unrealized and realized gains or losses on foreign currency transactions, severance and executive transition costs, and other extraordinary items. Exclusion of these items from similar FFO-type metrics is common within the equity REIT industry, and management believes that presentation of Core FFO provides investors with a metric to assist in their evaluation of our operating performance across multiple periods and in comparison to the operating performance of our peers, because it removes the effect of unusual items that are not expected to impact our operating performance on an ongoing basis.

We compute AFFO by adjusting Core FFO for certain non-cash revenues and expenses, including straight-line rents, amortization of lease intangibles, adjustment to provision for credit losses, amortization of debt issuance costs, amortization of net mortgage premiums, (gain) loss on interest rate swaps and other non-cash interest expense, deferred taxes, stock-based compensation, and other specified non-cash items. We believe that excluding such items assists management and investors in distinguishing whether changes in our operations are due to growth or decline of operations at our properties or from other factors. We use AFFO as a measure of our performance when we formulate corporate goals, and is a factor in determining management compensation. We believe that AFFO is a useful supplemental measure for investors to consider because it will help them to better assess our operating performance without the distortions created by non-cash revenues or expenses.

Specific to our adjustment for straight-line rents, our leases include cash rents that increase over the term of the lease to compensate us for anticipated increases in market rental rates over time. Our leases do not include significant front-loading or back-loading of payments, or significant rent-free periods. Therefore, we find it useful to evaluate rent on a contractual basis as it allows for comparison of existing rental rates to market rental rates.

FFO, Core FFO, and AFFO may not be comparable to similarly titled measures employed by other REITs, and comparisons of our FFO, Core FFO, and AFFO with the same or similar measures disclosed by other REITs may not be meaningful.

Neither the SEC nor any other regulatory body has passed judgment on the acceptability of the adjustments to FFO that we use to calculate Core FFO and AFFO. In the future, the SEC, Nareit or another regulatory body may decide to standardize the allowable adjustments across the REIT industry and in response to such standardization we may have to adjust our calculation and characterization of Core FFO and AFFO accordingly.

The following is a reconciliation of net income to EBITDA, EBITDAre, and Adjusted EBITDAre, debt to Net Debt and Net Debt to Annualized Adjusted EBITDAre as of and for the three months ended December 31, 2023, September 30, 2023, and December 31, 2022:

	For the Three Months Ended
(in thousands)	December 31, 2023	September 30, 2023	December 31, 2022
Net income	$6,797	$52,145	$36,773
Depreciation and amortization	39,278	38,533	45,606
Interest expense	18,972	19,665	23,773
Income taxes	(268)	104	105
EBITDA	$64,779	$110,447	$106,257
Provision for impairment of investment in rental properties	29,801	—	—
Gain on sale of real estate	(6,270)	(15,163)	(10,625)
EBITDAre	$88,310	$95,284	$95,632
Adjustment for current quarter investment activity (1)	153	26	1,283
Adjustment for current quarter disposition activity (2)	(156)	(400)	(440)
Adjustment to exclude non-recurring and other expenses (income) (3)	128	740	—
Adjustment to exclude net write-offs of accrued rental income	4,161	—	—
Adjustment to exclude gain on insurance recoveries	—	—	(341)
Adjustment to exclude realized / unrealized foreign exchange (gain) loss	1,453	(1,433)	796
Adjustment to exclude cost of debt extinguishments	—	—	77
Adjustment to exclude lease termination fees	—	—	(1,678)
Adjusted EBITDAre	$94,049	$94,217	$95,329
Annualized EBITDAre	$353,240	$381,136	$382,528
Annualized Adjusted EBITDAre	$376,196	$376,868	$381,316

1 Reflects an adjustment to give effect to all investments during the quarter as if they had been made as of the beginning of the quarter.

2 Reflects an adjustment to give effect to all dispositions during the quarter as if they had been sold as of the beginning of the quarter.

3 Amount includes $0.2 million of employee severance and executive transition costs and ($0.1) million of forfeited stock-based compensation for the three months ended December 31, 2023 and $0.7 million of employee severance and executive transition costs during the three months ended September 30, 2023.

(in thousands)	December 31, 2023	September 30, 2023	December 31, 2022
Debt
Unsecured revolving credit facility	$90,434	$74,060	$197,322
Unsecured term loans, net	895,947	895,633	894,692
Senior unsecured notes, net	845,309	845,121	844,555
Mortgages, net	79,068	79,613	86,602
Debt issuance costs	8,848	9,360	10,905
Gross Debt	1,919,606	1,903,787	2,034,076
Cash and cash equivalents	(19,494)	(35,061)	(21,789)
Restricted cash	(1,138)	(15,436)	(38,251)
Net Debt	$1,898,974	$1,853,290	$1,974,036
Net Debt to Annualized EBITDAre	5.4x	4.9x	5.2x
Net Debt to Annualized Adjusted EBITDAre	5.0x	4.9x	5.2x

We define Net Debt as gross debt (total reported debt plus debt issuance costs) less cash and cash equivalents and restricted cash. We believe that the presentation of Net Debt to Annualized EBITDAre and Net Debt to Annualized Adjusted EBITDAre is useful to investors and analysts because these ratios provide information about gross debt less cash and cash equivalents, which could be used to repay debt, compared to our performance as measured using EBITDAre.

We compute EBITDA as earnings before interest, income taxes and depreciation and amortization. EBITDA is a measure commonly used in our industry. We believe that this ratio provides investors and analysts with a measure of our performance that includes our operating results unaffected by the differences in capital structures, capital investment cycles and useful life of related assets compared to other companies in our industry. We compute EBITDAre in accordance with the definition adopted by Nareit, as EBITDA excluding gains (losses) from the sales of depreciable property and provisions for impairment on investment in real estate. We believe EBITDA and EBITDAre are useful to investors and analysts because they provide important supplemental information about our operating performance exclusive of certain non-cash and other costs. EBITDA and EBITDAre are not measures of financial performance under GAAP, and our EBITDA and EBITDAre may not be comparable to similarly titled measures of other companies. You should not consider our EBITDA and EBITDAre as alternatives to net income or cash flows from operating activities determined in accordance with GAAP.

We are focused on a disciplined and targeted investment strategy, together with active asset management that includes selective sales of properties. We manage our leverage profile using a ratio of Net Debt to Annualized Adjusted EBITDAre, discussed below, which we believe is a useful measure of our ability to repay debt and a relative measure of leverage, and is used in communications with our lenders and rating agencies regarding our credit rating. As we fund new investments using our unsecured revolving credit facility, our leverage profile and Net Debt will be immediately impacted by current quarter investments. However, the full benefit of EBITDAre from new investments will not be received in the same quarter in which the properties are acquired. Additionally, EBITDAre for the quarter includes amounts generated by properties that have been sold during the quarter. Accordingly, the variability in EBITDAre caused by the timing of our investments and dispositions can temporarily distort our leverage ratios. We adjust EBITDAre (“Adjusted EBITDAre”) for the most recently completed quarter (i) to recalculate as if all investments and dispositions had occurred at the beginning of the quarter, (ii) to exclude certain GAAP income and expense amounts that are either non-cash, such as cost of debt extinguishments, realized or unrealized gains and losses on foreign currency transactions, or gains on insurance recoveries, or that we believe are one time, or unusual in nature because they relate to unique circumstances or transactions that had not previously occurred and which we do not anticipate occurring in the future, and (iii) to eliminate the impact of lease termination fees and other items, that are not a result of normal operations. While investments in property developments have an immediate impact to Net Debt, we do not make an adjustment to EBITDAre until the quarter in which the lease commences. We then annualize quarterly Adjusted EBITDAre by multiplying it by four (“Annualized Adjusted EBITDAre”). You should not unduly rely on this measure as it is based on assumptions and estimates that may prove to be inaccurate. Our actual reported EBITDAre for future periods may be significantly different from our Annualized Adjusted EBITDAre. Adjusted EBITDAre and Annualized Adjusted EBITDAre are not measurements of performance under GAAP, and our Adjusted EBITDAre and Annualized Adjusted EBITDAre may not be comparable to similarly titled measures of other companies. You should not consider our Adjusted EBITDAre and Annualized Adjusted EBITDAre as alternatives to net income or cash flows from operating activities determined in accordance with GAAP.